EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-31043, 333-93769, 333-103392 and 333-126141) of UniSource Energy Corporation (the "Company") of our report dated March 3, 2006, except with respect to our opinion on the consolidated financial statements and financial statements schedule insofar as it relates to the effects of discontinued operations discussed in Note 19, as to which the date is November 10, 2006, which appears in this Current Report on Form 8-K.

/S/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois
November 15, 2006